                                                                      Exhibit 21



                             MANAGED CARE SOLUTIONS
                                  SUBSIDIARIES


                                                State of           Ownership
Subsidiary                                   Incorporation             %
- - ----------                                   -------------         ---------
Arizona Health Concepts, Inc.                     Arizona             100%

Managed Care Solutions of Arizona, Inc.           Arizona             100%

Ventana Health Systems, Inc.                      Arizona             100%

Community Health Choice, Inc.                     Delaware             49%

Benova Managed Care Solutions, LLC                New York             65%